EXHIBIT 2
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For Immediate Release                           CONTACT:
                                                Larry L. Bingaman
                                                (203) 336-7626


                      AQUARION ADOPTS REPLACEMENT

                         SHAREHOLDER RIGHTS PLAN


BRIDGEPORT, Conn., June 25, 1996 -- Aquarion Company (NYSE:WTR) today announced that its board of directors has adopted a replacement shareholder rights plan.  The new rights will become effective upon the earlier of December 3, 1996, when the existing rights expire, or the earlier redemption of the existing rights.

      "The revised rights plan continues to provide protection against abusive takeover tactics such as a partial or two-tier tender offer,"

said Richard K. Schmidt, president and chief executive officer.  "It should also encourage anyone seeking to acquire the company to negotiate with the board first, thereby providing a reasonable means of safeguarding the interests of all shareholders if an effort is made to acquire the company at a price not reflective of its fair market value,"

he said.   The replacement rights plan was not adopted in response to any known effort to acquire the company, Schmidt commented.

      The distribution of the replacement rights will be made on July

12, 1996, payable to shareholders of record at the close of business on that date.  The replacement rights will expire on the tenth anniversary of their effective date.

      Aquarion Company is engaged primarily in the supply and protection of public water. Its principal subsidiary, Bridgeport Hydraulic Company,

is one of the 10 largest investor-owned water utilities in the U.S. and serves a population of 500,000 in 25 Connecticut and Long Island communities. Other businesses include environmental testing

laboratories, real estate through the sale of surplus water company land, timber processing and contract management of municipal water systems.

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